Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, September 19, 2007

APOGEE Q2 EARNINGS INCREASE SIGNIFICANTLY;

FY08 GUIDANCE RAISED

MINNEAPOLIS, MN (September 19, 2007) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2008 second quarter earnings. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

SECOND QUARTER HIGHLIGHTS

•	Revenues of $217.7 million were up 20 percent versus the prior-year period.

•	Earnings from continuing operations were $0.40 per share versus $0.26 per share a year earlier. Net earnings were $0.39 per share versus $0.26 per share in the prior-year period.

•	Operating margin was 7.9 percent, compared to 5.7 percent in the prior-year period.

•	Architectural segment revenues grew 21 percent, and operating income increased 57 percent versus the prior-year period.

•	Large-scale optical segment revenues increased 6 percent, and operating income increased 91 percent versus the prior-year period.

•	Outlook for fiscal year 2008 earnings from continuing operations has been increased to a range of $1.43 to $1.53 per share, up from prior guidance of $1.37 to $1.47 per share.

Commentary

“We’ve completed another strong quarter, and are very pleased with our second quarter earnings and cash flow,” said Russell Huffer, Apogee chairman and chief executive officer. “Our architectural segment exceeded our expectations with slightly stronger than expected revenue due to project timing and flow. Our large-scale optical segment earnings benefited from a high mix of our best value-added framing glass products.

“Our architectural segment continued to operate well in a strong market,” said Huffer. “Revenues increased significantly due to strong project flow and a low level of project delays in the quarter, and pricing remains good. In addition, the expansion of our architectural glass capacity, including the ramp up of the new Utah plant and conversion of our auto glass factory, is on schedule.

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Apogee Enterprises, Inc.    •    7900 Xerxes Avenue South    •    Minneapolis, MN 55431    •    (952) 835-1874     •    www.apog.com

Apogee Enterprises, Inc.

“Our architectural backlog remains high at $405.4 million, as we recorded new orders of $190 million, one of our highest booking quarters. We also continue to see high levels of bidding activity for future architectural business,” he said. “With the stronger performance of our architectural and picture framing businesses, we have increased our earnings guidance for fiscal 2008.”

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•

Revenues of $198.1 million were up 21 percent over the prior-year period. All segment businesses contributed to this growth. With strong commercial construction markets, there were fewer project delays than expected.

•	Operating income was $14.4 million, up 57 percent from a year ago.

•	Operating margin was 7.3 percent, compared to 5.6 percent in the prior-year period.

•	Margins are benefiting from good pricing and operating performance, and high capacity utilization.

•	Segment backlog remained strong at $405.4 million, compared to backlog of $391.0 million in the prior-year period and $413.7 million at the end of the first quarter.

Large-Scale Optical Technologies

•	Revenues of $19.6 million were up 6 percent compared to the prior-year period.

•	Operating income was $3.6 million, up 91 percent from the prior-year period.

•	Operating margin was 18.4 percent, compared to 10.2 percent in the prior-year period.

•	Sales of our best value-added framing glass products, which offer visual benefits to consumers, increased significantly as we convert customers to a higher-margin product mix.

Equity in Affiliates

•	Earnings of $1.5 million from the PPG Auto Glass joint venture were flat compared to the prior-year period.

Discontinued Operations

•	There was a net loss of $0.3 million from discontinued operations, compared to a slight gain in the prior-year period.

•	The slight loss occurred in the recreational vehicle/bus business. The sale of this business is expected to be completed in the third quarter.

Financial Condition

•

Long-term debt was $24.3 million, compared to $35.4 million at the end of fiscal 2007 and down from $43.4 million at the end of the first quarter. Strong earnings along with sound working capital management contributed to the decline in long-term debt.

•	Long-term debt-to-total-capital ratio was 8.4 percent, down from 13.1 percent at fiscal 2007 year end.

•

Non-cash working capital (current assets, excluding cash, less current liabilities) was $69.5 million, compared to $90.8 million at the end of the first quarter and $70.4 million at the end of fiscal 2007. It decreased from the first quarter as a result of sound working capital management partially offset by overall growth.

•	Depreciation and amortization were $11.4 million, up 16 percent from the prior year.

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Apogee Enterprises, Inc    •    7900 Xerxes Avenue South    •    Minneapolis MN 55431    •     (952) 835-1874    •    www.apog.com

Apogee Enterprises, Inc.

•	Capital expenditures were $26.0 million, compared to $15.4 million in the prior-year period.

OUTLOOK

“We remain optimistic about our businesses and markets served, and are positioned to meet our longer-term objectives of 8 percent annual revenue growth and 20 percent average earnings growth through fiscal 2010,” said Huffer. “Our solid year-to-date earnings along with our strong backlog, commitments and bidding activity give us confidence in our ability to grow revenues and earnings through fiscal 2010.

“We have increased our fiscal 2008 earnings guidance for continuing operations to $1.43 to $1.53 per share, as a result of the stronger year-to-date performance of our architectural and picture framing businesses,” said Huffer. The previous guidance for earnings from continuing operations was $1.37 to $1.47 per share.

“We have slightly increased our fiscal 2008 architectural segment guidance to revenue growth of 13 to 15 percent and operating margins of 6.7 to 7.1 percent,” said Huffer. “Our commercial construction markets are strong. McGraw-Hill Construction forecasts growth for non-residential construction markets through fiscal 2009, with markets flat in fiscal 2010 and then modest growth for the following few years.

“Our continued high level of architectural segment backlog with improving margins also supports our positive architectural outlook,” said Huffer. “I would like to underscore that sequential growth in our backlog isn’t necessary for us to meet our objectives – we just need to maintain our backlog at high levels, which we are anticipating based on current market conditions and our strong bidding activity. In addition, this bidding activity allows us to select projects with higher margins.

“We expect continued strong performance in our picture framing glass business as we successfully convert customers to a mix of our best value-added picture framing glass products,” he said. “Planned second half investments in picture framing glass coating capacity to meet increasing demand for our best products, as well as higher spending on sales and marketing to drive this growth will somewhat dampen second-half and full-year large-scale optical segment operating margins.”

Huffer noted that the fiscal 2008 earnings outlook does not include the impact of initiatives that could lower the tax rate; the potential for the sale of Apogee’s minority interest in the PPG Auto Glass joint venture, reported as equity income in affiliates; or any gain from the expected third quarter sale of the recreational vehicle and bus windshield business, reported in discontinued operations.

The following statements are based on current expectations for fiscal 2008. These statements are forward-looking, and actual results may differ materially.

•	Overall fiscal 2008 revenues for the year are expected to increase 11 to 13 percent (prior guidance was 10 to 13 percent).

•	Architectural segment revenues are expected to increase 13 to 15 percent (prior guidance was 11 to 14 percent).

•	Large-scale optical segment revenues are expected to be approximately flat (prior guidance was up slightly).

•

Annual gross margins are expected to be approximately 20 percent (prior guidance was slightly higher than 20 percent); increased pricing, operational improvements and cost reductions are expected to more than offset increases in wages, health care, energy, materials and freight, as well as costs related to the startup of the new architectural glass facility and reallocating coating equipment between the architectural glass and picture framing businesses.

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Apogee Enterprises, Inc    •    7900 Xerxes Avenue South    •    Minneapolis MN 55431    •     (952) 835-1874    •    www.apog.com

Apogee Enterprises, Inc.

•	Selling, general and administrative expenses as a percent of annual sales are projected to be approximately 12.5 percent (prior guidance was approximately 13 percent).

•

Expected annual operating margins by segment are: architectural, 6.7 to 7.1 percent, including the negative full-year impact of approximately 0.3 percentage point for the one-time startup costs for the new architectural glass facility (prior guidance was 6.6 to 6.9 percent); and large-scale optical, approximately 16 percent (prior guidance was 14 to 15 percent).

•

Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report pre-tax, annual earnings of approximately $2 million. This excludes the impact of any potential transaction related to the joint venture; PPG Industries has announced it has signed an agreement to divest its automotive replacement glass businesses.

•

Full-year capital expenditures are projected to be approximately $60 million, including capital for capacity expansions and productivity improvements in the architectural and large-scale optical segments.

•	Depreciation and amortization are estimated at approximately $23 million for the year.

•	Debt is expected to be $25 to $35 million at year end (prior guidance was $35 to $45 million).

•	The effective tax rate for the full year is anticipated to be slightly higher than 34.5 percent, not including initiatives underway that could reduce the tax rate.

•	Fiscal 2008 earnings per share from continuing operations are expected to range from $1.43 to $1.53, up from prior guidance of $1.37 to $1.47 per share.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; and v) ramp up to full production of the third Viracon plant in a timely and cost-efficient manner; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; iv) ability to utilize manufacturing facilities; and v) the company’s ability to complete the sale of the pre-framed art/wall décor product line in a timely and effective manner. Additional factors include: i) revenue and operating results that are volatile; ii) self-insurance risk related to a material product liability event and to health insurance programs; iii) performance of the PPG Auto Glass, LLC joint venture; iv) management of discontinued operations exiting activities, including the company’s ability to complete the sale of the RV and bus windshield manufacturing assets; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all

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Apogee Enterprises, Inc    •    7900 Xerxes Avenue South    •    Minneapolis MN 55431    •     (952) 835-1874    •    www.apog.com

Apogee Enterprises, Inc.

such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2007.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, September 20. To participate in the teleconference, call 1-800-561-2693 toll free or 617-614-3523 international, access code 16850368. The replay will be available from noon Central Time on Thursday, September 20, through midnight Central Time on Thursday, September 27, by calling 1-888-286-8010 toll free, access code 94575790. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•

Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and a producer of optical thin film coatings for consumer electronics displays.

(Tables follow)

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Apogee Enterprises, Inc    •    7900 Xerxes Avenue South    •    Minneapolis MN 55431    •     (952) 835-1874    •    www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended September 1, 2007	Thirteen Weeks Ended September 2, 2006	% Change	Twenty-six Weeks Ended September 1, 2007	Twenty-seven Weeks Ended September 2, 2006	% Change
Net sales	$217,673	$181,755	20%	$427,558	$368,760	16%
Cost of goods sold	170,810	147,068	16%	337,807	301,229	12%

Gross profit	46,863	34,687	35%	89,751	67,531	33%
Selling, general and administrative expenses	29,598	24,255	22%	57,520	48,953	18%

Operating income	17,265	10,432	66%	32,231	18,578	73%
Interest income	237	279	-15%	447	601	-26%
Interest expense	689	794	-13%	1,141	1,614	-29%
Other (expense) income, net	(32)	30	N/M	(12)	(29)	59%
Equity in income of affiliated companies	1,493	1,473	1%	1,476	1,283	15%

Earnings from continuing operations before income taxes and other items below	18,274	11,420	60%	33,001	18,819	75%
Income taxes	6,487	4,099	58%	11,489	6,637	73%

Earnings from continuing operations	11,787	7,321	61%	21,512	12,182	77%
(Loss) earnings from discontinued operations	(313)	12	N/M	1,658	(107)	N/M

Net earnings	$11,474	$7,333	56%	$23,170	$12,075	92%

Earnings per share - basic:
Earnings from continuing operations	$0.42	$0.27	56%	$0.76	$0.44	73%
(Loss) earnings from discontinued operations	$(0.02)	$—	N/M	$0.06	$—	N/M
Net earnings	$0.40	$0.27	48%	$0.82	$0.44	86%
Average common shares outstanding	28,385,538	27,586,396	3%	28,267,707	27,594,934	2%

Earnings per share - diluted:
Earnings from continuing operations	$0.40	$0.26	54%	$0.74	$0.43	72%
(Loss) earnings from discontinued operations	$(0.01)	$—	N/M	$0.06	$—	N/M
Net earnings	$0.39	$0.26	50%	$0.80	$0.43	86%
Average common and common equivalent shares outstanding	29,197,737	27,993,684	4%	29,041,349	28,007,686	4%

Cash dividends per common share	$0.0675	$0.0650	4%	$0.1350	$0.1300	4%

Business Segments Information
(Unaudited)

	Thirteen Weeks Ended September 1, 2007	Thirteen Weeks Ended September 2, 2006	% Change	Twenty-six Weeks Ended September 1, 2007	Twenty-seven Weeks Ended September 2, 2006	% Change
Sales
Architectural	$198,084	$163,242	21%	$386,311	$328,505	18%
Large-Scale Optical	19,594	18,513	6%	41,249	40,278	2%
Eliminations	(5)	—	N/M	(2)	(23)	91%

Total	$217,673	$181,755	20%	$427,558	$368,760	16%

Operating income (loss)
Architectural	$14,392	$9,193	57%	$25,977	$14,760	76%
Large-Scale Optical	3,605	1,892	91%	7,532	5,025	50%
Corporate and other	(732)	(653)	-12%	(1,278)	(1,207)	-6%

Total	$17,265	$10,432	66%	$32,231	$18,578	73%

Consolidated Condensed Balance Sheets

(Unaudited)

	September 1, 2007	March 3, 2007
Assets
Current assets	$232,206	$222,484
Net property, plant and equipment	151,363	134,256
Other assets	97,670	92,421

Total assets	$481,239	$449,161

Liabilities and shareholders' equity
Current liabilities	$152,407	$145,859
Long-term debt	24,300	35,400
Other liabilities	40,066	32,234
Shareholders' equity	264,466	235,668

Total liabilities and shareholders' equity	$481,239	$449,161

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Apogee Enterprises, Inc    •    7900 Xerxes Avenue South    •    Minneapolis MN 55431    •     (952) 835-1874    •    www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Twenty-six Weeks Ended September 1, 2007	Twenty-seven Weeks Ended September 2, 2006
Net earnings	$23,170	$12,075
Net (earnings) loss from discontinued operations	(1,658)	107
Depreciation & amortization	11,414	9,824
Stock-based compensation	3,587	2,449
Results from equity investments	(1,476)	(1,283)
Other, net	(2,487)	(2,368)
Changes in operating assets and liabilities	1,967	(20,382)

Net cash provided by continuing operating activities	34,517	422

Capital expenditures and acquisition of intangible assets	(26,030)	(15,441)
Proceeds on sale of property	27	1,573
Net purchases of marketable securities	(1,863)	(235)
Other investing activities	—	5,000

Net cash used in investing activities	(27,866)	(9,103)

Net (payments on) proceeds from long-term debt and revolving credit agreement	(11,100)	11,300
Proceeds from issuance of common stock, net of cancellations	3,066	2,050
Dividends paid	(3,908)	(5,474)
Other, net	2,107	1,282

Net cash (used in) provided by financing activities	(9,835)	9,158

Cash provided by (used in) by discontinued operations	7,308	(464)

Increase in cash and cash equivalents	4,124	13
Cash and cash equivalents at beginning of year	6,187	4,676

Cash and cash equivalents at end of period	$10,311	$4,689

Apogee Enterprises, Inc    •    7900 Xerxes Avenue South    •    Minneapolis MN 55431    •     (952) 835-1874    •    www.apog.com